                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      THE ALPINE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

November 15, 1999

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, to be held on Wednesday, December 15, 1999 at 11:00 a.m., local time, at The Cornell Club, 6 East 44(th) Street, New York, New York.

At this meeting, you will be asked to consider and vote upon the election of one director of the Company and the ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

YOUR VOTE IS IMPORTANT. The Board of Directors appreciates and encourages stockholder participation in the Company's affairs and cordially invites you to attend the meeting in person. It is important in any event that your shares be represented and we ask that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience.

We sincerely thank you for your support.

Very truly yours,

Steven S. Elbaum
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1999

To the Stockholders of The Alpine Group, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, December 15, 1999 at 11:00 a.m., local time, at The Cornell Club, 6 East 44(th) Street, New York, New York, for the purposes of considering and voting upon the following matters, as more fully described in the attached Proxy Statement:

    1.  To elect one director of the Company;

    2. To ratify the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Stewart H. Wahrsager
SECRETARY

November 15, 1999

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE MARK, DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) SO THAT YOUR VOTE CAN BE RECORDED.

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1999

    This Proxy Statement is being furnished to the stockholders of The Alpine Group, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Company for use at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on Wednesday, December 15, 1999 at The Cornell Club, 6 East 44(th) Street, New York, New York and at any and all adjournments or postponements thereof.

    The stockholders of record at the close of business on November 10, 1999 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. As of October 31, 1999, there were issued and outstanding 14,600,452 shares of the Company's Common Stock, par value $.10 per share (the "Alpine Common Stock"), and 250 shares of the Company's 9% Cumulative Convertible Senior Preferred Stock, par value $1.00 per share (the "9% Preferred Stock"), the only classes of voting securities outstanding. Each stockholder of record will be entitled to one vote for each share of Alpine Common Stock and 100 votes for each share of 9% Preferred Stock registered in his or her name on the record date. The holders of the Alpine Common Stock and the 9% Preferred Stock will vote together as a class on all matters presented at the meeting. A majority of all the outstanding shares of the Alpine Common Stock constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

    Stockholders may revoke the authority granted by their executed proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company (who will not be specifically compensated for such services). The Company may also enlist the aid of brokerage houses or the Company's transfer agent in soliciting proxies, and the Company will reimburse them for their reasonable expenses. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about November 15, 1999.

    Shares of the Alpine Common Stock and the 9% Preferred Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them in favor of the one nominee named herein for election as a director and in favor of the ratification of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company. The Board of Directors does not know of any other matters which may be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

    If a quorum is present at the meeting, the nominee receiving a plurality of the votes cast will be elected as a director. The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company. Abstentions from voting on a proposal will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on a proposal.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    As of October 31, 1999, there were issued and outstanding 14,600,452 shares of Alpine Common Stock and 19,564,855 shares of Common Stock, par value $.01 per share (the "Superior Common Stock"), of Superior TeleCom Inc., the Company's majority owned subsidiary ("Superior TeleCom"). The following table contains information as of such date regarding the number of shares of Alpine Common Stock and Superior Common Stock beneficially owned by (i) each person known to the Company to have beneficial ownership of more than five percent of the Alpine Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. The information contained herein is based on information provided by such beneficial holders to the Company.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

                                                     ALPINE COMMON STOCK        SUPERIOR COMMON STOCK
                                                   ------------------------   -------------------------
                                                   NUMBER OF       PERCENT    NUMBER OF        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)             SHARES         OF CLASS     SHARES         OF CLASS
---------------------------------------            ---------       --------   ----------       --------
Steven S. Elbaum.................................  2,372,676(2)      15.1%    10,546,325(14)     51.8%

Heartland Advisors, Inc..........................  1,581,800(3)      10.8             --           --
  790 North Milwaukee Street
  Milwaukee, WI 53202

Alexandra Investment Management, Ltd.............  1,380,191(4)       9.5             --           --
  237 Park Avenue
  Ninth Floor
  New York, NY 10017

Bragi F. Schut...................................    765,543(5)       5.1         37,946(15)        *

Kenneth G. Byers, Jr.............................    526,202(6)       3.6             --           --

David S. Aldridge................................    400,523(7)       2.7         78,125(16)        *

Stephen M. Johnson...............................    243,249(8)       1.6         46,875(16)        *

John C. Jansing..................................    203,078(9)       1.4             --           --

James R. Kanely..................................    200,025(10)      1.4             --           --

Stewart H. Wahrsager.............................    101,243(11)        *         39,063(16)        *

Randolph Harrison................................     56,542(12)        *             --           --

Ernest C. Janson, Jr.............................     26,000            *             --           --

All directors and executive officers as a
  group..........................................  4,851,951(13)     29.0     10,748,334(17)     53.3

------------------------

*   Less than one percent

(1) Unless otherwise indicated, the address of each beneficial owner is c/o The Alpine Group, Inc., 1790 Broadway, New York, New York 10019-1412.

(2) Includes (i) 1,262 shares owned by Mr. Elbaum's wife as custodian for their minor son, as to which shares Mr. Elbaum disclaims beneficial ownership,
    (ii) 974,085 shares issuable upon exercise of certain stock options and
    (iii) 198,173 shares of restricted stock, which includes (A) 76,820 shares of restricted stock credited to Mr. Elbaum's account under the Company's Deferred Stock Account Plan, which provides that such shares shall be voted by action of the Board of Directors of the Company, and (B) 55,353 shares of restricted stock credited to the account of certain other officers and employees of the Company under the Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares.

(3) Based upon information provided to the Company by Heartland Advisors, Inc. in connection with the preparation of this Proxy Statement. Heartland Advisors, Inc. has sole voting power with respect to 535,500 of such shares and sole dispositive power with respect to all of such shares.

(4) Based upon a Schedule 13D, Amendment No. 1, filed with the Securities and Exchange Commission on or about November 26, 1997. In addition, Mikhail A. Filimonov, the Chairman, Chief Executive Officer and Chief Investment Officer of Alexandra Investment Management, Ltd., and Dimitri Sogoloff, the Chief Operations Officer of Alexandra Investment Management, Ltd., may be deemed to be the beneficial owners of such shares by reason of their power to direct the voting and disposition of such shares.

(5) Includes (i) 3,450 shares owned by Mr. Schut's wife, as to which shares
    Mr. Schut disclaims beneficial ownership, (ii) 317,175 shares issuable upon exercise of certain stock options and (iii) 49,876 shares of restricted stock. An aggregate of 19,876 shares of restricted stock have been credited to Mr. Schut's account under the Company's Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares.

(6) Includes 39,409 shares owned by Byers Engineering Company, of which Mr. Byers is the president and sole shareholder.

(7) Includes (i) 4,042 shares held in the Superior Telecommunications Inc. 401(k) Plan, (ii) 257,071 shares issuable upon exercise of certain stock options and (iii) 39,093 shares of restricted stock. An aggregate of 17,093 shares of restricted stock have been credited to Mr. Aldridge's account under the Company's Deferred Stock Account Plan, which provides that Steven
    S. Elbaum has the sole power to vote such shares.

(8) Includes 213,249 shares issuable upon exercise of certain stock options.

(9) Includes 30,503 shares issuable upon exercise of certain stock options and 1,242 shares of restricted stock.

(10) Includes (i) 122,011 shares issuable upon exercise of certain stock options, (ii) 6,260 shares held in the Superior Telecommunications Inc. 401(k) Plan and (iii) 138 shares owned by Mr. Kanely's wife, as to which shares Mr. Kanely disclaims beneficial ownership.

(11) Includes 73,082 shares issuable upon exercise of certain stock options and 17,161 shares of restricted stock. An aggregate of 6,161 shares of restricted stock have been credited to Mr. Wahrsager's account under the Company's Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares.

(12) Includes 665 shares of restricted stock.

(13) Includes (i) 1,987,176 shares issuable upon exercise of certain stock options, (ii) 263,080 shares of restricted stock and (iii) 4,850 shares as to which the officers and directors disclaim beneficial ownership.

(14) Includes 10,155,700 shares of Superior Common Stock owned by the Company. Mr. Elbaum may be deemed to be the beneficial owner of such shares by virtue of his position as Chairman of the Board and Chief Executive Officer of the Company and his beneficial ownership of 15.1 percent of the issued and outstanding shares of Alpine Common Stock. Also includes 390,625 shares issuable upon exercise of certain stock options.

(15) Includes 35,156 shares issuable upon exercise of certain stock options and 2,790 shares issuable upon conversion of 8 1/2% trust convertible preferred securities of Superior Trust I, a Delaware statutory business trust in which Superior TeleCom owns all the common equity interests.

(16) Shares issuable upon exercise of certain stock options.

(17) Includes (i) 10,155,170 shares of Superior Common Stock owned by the Company, (ii) 589,844 shares issuable upon exercise of certain stock options and (iii) 2,790 shares issuable upon conversion of 8 1/2% trust convertible preferred securities of Superior Trust I.

    In addition, there are issued and outstanding 250 shares of the 9% Preferred Stock, all of which are held by Patrick W. Allender, 5 Holly Leaf Court, Bethesda, Maryland 20817.

                       PROPOSAL I: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of three classes of directors, with terms expiring in successive years. One current director, John
C. Jansing, has been nominated for reelection with a term to expire in 2002. The terms of the remaining six current directors expire in 2000 (Messrs. Byers, Jr., Harrison and Janson, Jr.) and 2001 (Messrs. Elbaum, Kanely and Schut).

    It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of the sole nominee. In case the nominee is unable or declines to serve, such persons named in the accompanying form of proxy reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board in his stead. The Board has no reason to believe that the nominee will be unable or will decline to serve.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

                                         YEAR
                                        FIRST
                                       ELECTED
NAME                          AGE      DIRECTOR   POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
----                        --------   --------   -------------------------------------------------------
Kenneth G. Byers, Jr......     56        1993     President and sole shareholder of Byers Engineering
                                                  Company, a telecommunications technical services and
                                                  software firm, since 1971.

Steven S. Elbaum..........     50        1980     Chairman of the Board of Directors and Chief Executive
                                                  Officer of the Company since 1984. Chairman of the
                                                  Board of Directors and Chief Executive Officer of
                                                  Superior TeleCom, a manufacturer of wire and cable
                                                  products and the Company's majority owned subsidiary,
                                                  since 1996. Chairman of the Board of Directors of
                                                  Superior Cables Limited (formerly known as Cables of
                                                  Zion United Works, Ltd.), an Israel-based, publicly
                                                  traded wire and cable manufacturer and Superior
                                                  TeleCom's 51 percent owned subsidiary, and PolyVision
                                                  Corporation, an information display company
                                                  ("PolyVision"). A director of Interim Services, Inc., a
                                                  provider of value added staffing and health care
                                                  services, and Vestaur Securities, Inc., an investment
                                                  company.

Randolph Harrison.........     67        1980     Private investor and consultant to Poten & Partners,
                                                  Inc., an energy and shipping industry consulting firm.

John C. Jansing...........     74        1978     Private investor. A director of Vestaur Securities,
                                                  Inc. and 14 Lord Abbett mutual funds.

Ernest C. Janson, Jr......     76        1987     A partner with Coopers & Lybrand LLP, independent
                                                  public accountants, until his retirement in 1985.

James R. Kanely...........     58        1993     Private investor. President and Chief Operating Officer
                                                  of the Company from November 1993 to October 1995.
                                                  Prior thereto, President of Superior TeleTec Inc., a
                                                  manufacturer of wire and cable products. A director of
                                                  PolyVision.

Bragi F. Schut............     58        1983     Executive Vice President of the Company since 1986. A
                                                  director of Superior TeleCom, Superior Cables Limited
                                                  and PolyVision.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended April 30, 1999, the Board of Directors held five meetings. Each member of the Board attended at least 75 percent of the meetings of the Board and meetings of any committees of the Board on which he served that were held during the time he served.

    The Board of Directors has an Executive Committee, an Executive Compensation and Organization Committee (the "Compensation Committee") and an Audit Committee.

    The present members of the Compensation Committee are Messrs. Harrison, Jansing and Janson, Jr. The Compensation Committee has three principal responsibilities: (1) administering and approving all elements of compensation for existing and prospective executive officers of the Company and certain other senior management positions; (2) administering the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan, 1997 Stock Option Plan, Deferred Cash Account Plan and Deferred Stock Account Plan and approving the issuance of treasury stock options; and (3) monitoring the Company's executive management resources, structures, succession planning, selection, development and performance. The Compensation Committee is advised periodically by Frederic W. Cook & Co., Inc., a nationally recognized, independent compensation and benefits consulting firm. During the fiscal year ended April 30, 1999, the Compensation Committee held three meetings.

    The present members of the Audit Committee are Messrs. Byers, Jr. and Janson, Jr. The Audit Committee's principal functions are to review the Company's annual and periodic financial statements, to examine and consider matters relating to the administration and audit of the Company's accounts and its financial affairs, to recommend the employment of outside auditors and to meet with the Company's personnel as it deems appropriate to carry out its functions. The Audit Committee met twice during the fiscal year ended April 30, 1999.

VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF THE ALPINE COMMON STOCK AND 9% PREFERRED STOCK VOTE FOR THE NOMINEE LISTED ABOVE. His election will require a plurality of the votes cast by holders of the Alpine Common Stock and 9% Preferred Stock present in person or represented by proxy and entitled to vote, voting together as a single class.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    Set forth below is certain information regarding the executive officers of the Company, each of whom serves at the discretion of the Board of Directors.

NAME                                     AGE      POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
----                                   --------   --------------------------------------------------------
Steven S. Elbaum.....................     50      Chairman of the Board of Directors and Chief Executive
                                                  Officer of the Company since 1984. Chairman of the Board
                                                  of Directors and Chief Executive Officer of Superior
                                                  TeleCom since 1996.
Bragi F. Schut.......................     58      Executive Vice President of the Company since 1986.
Stephen M. Johnson...................     50      Executive Vice President and Chief Operating Officer of
                                                  the Company since November 1995. President of Premier
                                                  Refractories Inc., a refractories products and services
                                                  company and a former subsidiary of the Company, from
                                                  April 1994 through October 1995.
David S. Aldridge....................     45      Chief Financial Officer of the Company since November
                                                  1993 and Treasurer since January 1994. Chief Financial
                                                  Officer and Treasurer of Superior TeleCom since 1996.
Stewart H. Wahrsager.................     50      Senior Vice President, General Counsel and Secretary of
                                                  the Company since January 1996 and Secretary of Superior
                                                  TeleCom since 1996. Prior thereto he was a partner in
                                                  the New York law firm of Rubin Baum Levin Constant &
                                                  Friedman.

EXECUTIVE COMPENSATION

    The following table sets forth certain information during each of the Company's three fiscal years ended April 30, 1997, April 30, 1998 and April 30, 1999 with respect to compensation earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                          ANNUAL COMPENSATION(1)           COMPENSATION AWARDS
                                                   ------------------------------------   ----------------------
                                         FISCAL                            OTHER ANNUAL   RESTRICTED    OPTION
NAME AND PRINCIPAL POSITION               YEAR      SALARY     BONUS(3)    COMPENSATION     STOCK      SHARES(6)   OTHER(10)
---------------------------             --------   --------   ----------   ------------   ----------   ---------   ---------
Steven S. Elbaum......................    1999     $555,000(2) $1,160,000    $150,013(4)  $1,449,501(5)  523,000(7)  $34,014
  Chairman and Chief Executive Officer    1998      540,000(2)    650,000     134,006(4)                280,350(8)   13,043
                                          1997      433,200(2)    650,000      74,259(4)                347,716(9)    9,271

Bragi F. Schut........................    1999     $278,000   $  468,000                  $  507,502(5)  229,000(7)  $56,554
  Executive Vice President                1998      270,000      293,000                                 70,200(8)   33,425
                                          1997      237,800      293,000                                118,705(9)   31,762

Stephen M. Johnson....................    1999     $321,000   $  121,000                                 88,000     $18,816
  Executive Vice President and Chief      1998      312,000      250,000                                 27,750(8)   14,930
  Operating Officer                       1997      294,000      169,000                                113,800       8,838

David S. Aldridge.....................    1999     $245,000   $  409,000     $ 43,658(4)  $  397,498(5)  177,000(7)  $29,581
  Chief Financial Officer                 1998      240,000      250,000      119,953(4)                 70,200(8)   24,844
                                          1997      195,000      252,000       52,500(4)                 57,700      18,185

Stewart H. Wahrsager..................    1999     $183,000   $  144,000                  $  174,745(5)   93,000(7)  $17,658
  Senior Vice President, General          1998      178,000      144,400                                  8,250(8)   15,004
  Counsel and Secretary                   1997      151,000      144,000                                 34,000      14,245

------------------------

(1) The aggregate dollar value of all perquisites and other personal benefits, securities or property earned by or paid to any of the named individuals did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus set forth for such individual during any of the last three fiscal years.

(2) Does not include salary of $175,000, $175,000 and $102,000 paid to Mr. Elbaum by Superior TeleCom in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, under his employment agreement with such entity. See "Certain Transactions."

(3) Includes payments made pursuant to the annual cash incentive bonus program of the Company and discretionary cash bonuses awarded by the Compensation Committee. Included also are deferrals of $300,000 and $125,000 for Messrs. Elbaum and Schut, respectively, made during fiscal 1999 to the Company's Deferred Cash Account Plan. Mr. Johnson's 1999 bonus represents only the annual cash incentive bonus. This table does not include a discretionary bonus anticipated to be paid to Mr. Johnson in relation to the sale by the Company of its former Premier Refractories International Inc. subsidiary.

(4) Payments to Messrs. Elbaum and Aldridge pursuant to their employment agreements for tax consequences upon vesting of certain restricted stock grants.

(5) Based on the closing prices of $10.0625 and $10.25 of the Alpine Common Stock on March 18, 1999 and March 23, 1999, respectively, the dates on which the restricted stock grants were made by the Company. The shares of restricted stock granted on March 18, 1999 represent a portion of each of the executive officers' discretionary annual bonus (40 percent for Mr. Elbaum and 30 percent for each of Messrs. Schut, Aldridge and Wahrsager) which in the past had been paid in cash, and which the Compensation Committee automatically deferred to the Company's Deferred Stock Account Plan; such restricted stock vests on March 18, 2001 and will be distributed from the Deferred Stock Account Plan at such time unless a longer deferral period is elected by the executive officer in accordance with the terms of the plan. The shares of restricted stock granted on March 23, 1999, which were awarded by the Compensation Committee pursuant to the long-term incentive award component of the Company's senior executive compensation program, vest in equal installments on each of March 23, 2000, March 23, 2001 and March 23, 2002.

   The following table presents the number of shares of restricted stock awarded to the executive officers named above on each of March 18, 1999 and March 23, 1999, the total number of shares of restricted stock held by such officers as of April 30, 1999 and the aggregate value of such restricted stock holdings, based on the closing price of $13.875 of the Alpine Common Stock on April 30, 1999:

                                                                             AGGREGATE
                                                                          TOTAL SHARES OF        VALUE
                                                                          RESTRICTED STOCK   OF RESTRICTED
                                                                            OWNED AS OF       STOCK AS OF
NAME                                    MARCH 18, 1999   MARCH 23, 1999    APRIL 30, 1999    APRIL 30, 1999
----                                    --------------   --------------   ----------------   --------------
Steven S. Elbaum......................      76,820           66,000           142,820          $1,981,627
Bragi F. Schut........................      19,876           30,000            49,876          $  692,029
David S. Aldridge.....................      17,093           22,000            39,093          $  542,415
Stewart H. Wahrsager..................       6,161           11,000            17,161          $  238,108

(6) All options to purchase Alpine Common Stock that have become vested by June 30, 1999 are eligible for exercise under The Alpine Group, Inc. 1999 Stock Option Reload Program. As of April 30, 1999, none of the above-named executive officers had been granted a reload option.

(7) Includes options to purchase Alpine Common Stock as well as options to purchase from the Company issued and outstanding shares of Superior Common Stock and common stock, par value $.001 per share, of PolyVision ("PolyVision Common Stock") that are owned by the Company. As set forth in the table entitled "Stock Option Grants in Fiscal 1999" below, certain of the options to purchase Alpine Common Stock were granted in respect of fiscal 1998. The number of shares of Superior

    Common Stock and PolyVision Common Stock underlying the options to purchase such shares from the Company is set forth in the following table:

                                                              NUMBER OF SHARES        NUMBER OF SHARES
                                                             UNDERLYING OPTIONS      UNDERLYING OPTIONS
                                                            TO PURCHASE SUPERIOR   TO PURCHASE POLYVISION
NAME                                                            COMMON STOCK            COMMON STOCK
----                                                        --------------------   ----------------------
Steven S. Elbaum..........................................         32,000                  105,000
Bragi F. Schut............................................         14,000                   47,000
David S. Aldridge.........................................         10,000                   34,000
Stewart H. Wahrsager......................................          5,000                   17,000

   The options to purchase Superior Common Stock and PolyVision Common Stock were granted on March 23, 1999 and expire on March 23, 2009. One-third of each of these options becomes exercisable on each of the first, second and third anniversaries of the date of grant at an exercise price of $18.375 for the Superior Common Stock and $2.625 for the PolyVision Common Stock.

(8) During fiscal 1997, the Company discontinued the use of performance options due to the variable accounting nature of such stock options and the resulting non-cash charges to earnings. In fiscal 1998, for the foregoing reasons and because the historical financial performance of the Company indicated that certain performance targets were likely to be achieved, the Company converted performance options granted to its executive officers in fiscal 1995 and 1996 to non-contingent stock options. All of the other terms of the options remained unchanged, as follows: (i) the options are priced, as to the 1995 tranche, at fair market value, and as to the 1996 tranche, at 150 percent of fair market value, on the date of their initial grant;
    (ii) the options vested three years, and expire 10 years, after the date of such grant; and (iii) in light of the Company's likely attainment of the relevant financial performance targets, the options are exercisable for the maximum number of shares issuable under the executive officers' stock option agreements with the Company.

(9) Options granted to Messrs. Elbaum and Schut include 183,016 and 61,005 options, respectively, which represent a reissuance of previously issued options that were due to expire during fiscal 1997. The new options are identical to the original options, except that the new options vest over the three-year period commencing on the date of the reissuance.

(10) The amounts set forth include (i) matching contributions made by the Company under defined contribution plans of its subsidiaries, (ii) $11,520 accrued under an unfunded, nonqualified defined benefit plan for the payment of future annuities to Mr. Aldridge, (iii) with respect to Mr. Schut, $30,532 representing the net present value of the vested portion of an annuity the Company has agreed to pay in 15 equal annual installments of $18,900 commencing in the year Mr. Shut reaches age 60, (iv) medical reimbursement, (v) automobile allowance and (vi) group term life insurance.

                       STOCK OPTION GRANTS IN FISCAL 1999

                                                                                        POTENTIAL REALIZABLE VALUE
                              NUMBER OF       % OF TOTAL                                 (AT ASSUMED ANNUAL RATES
                              SECURITIES       OPTIONS                                  OF STOCK PRICE APPRECIATION
                              UNDERLYING      GRANTED TO                                     FOR OPTION TERM)
                               OPTIONS       EMPLOYEES IN     EXERCISE     EXPIRATION   ---------------------------
NAME                           GRANTED       FISCAL 1999    PRICE ($/SH)      DATE           5%            10%
----                          ----------     ------------   ------------   ----------   ------------   ------------
Steven S. Elbaum..........     180,000(1)        11.5%        $ 20.813       7/15/08     $2,356,053     $5,970,701
                               206,000           13.1%        $ 10.25        3/23/09      1,327,911      3,365,187
Bragi F. Schut............      75,000(1)         4.8%        $ 20.813       7/15/08        981,689      2,487,792
                                93,000            5.9%        $ 10.25        3/23/09        599,494      1,519,235
Stephen M. Johnson........      88,000            5.6%        $ 20.813       7/15/08      1,151,848      2,919,909
David S. Aldridge.........      66,000(1)         4.2%        $ 20.813       7/15/08        863,886      2,189,257
                                67,000            4.3%        $ 10.25        3/23/09        431,893      1,094,503
Stewart H. Wahrsager......      37,000(1)         2.4%        $ 20.813       7/15/08        484,300      1,227,311
                                34,000            6.5%        $ 10.25        3/23/09        657,509      1,666,258

------------------------------

(1) Represents grants in respect of fiscal 1998.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

    There were no exercises of stock options during the fiscal year ended
April 30, 1999. The following table presents information for the individuals named above as to the number of shares underlying, and the value of, unexercised options outstanding at April 30, 1999:

                                                     NUMBER OF SHARES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Steven S. Elbaum..............................    905,185        449,800      $8,289,177     $1,152,538
Bragi F. Schut................................    292,175        187,234       2,653,294        447,721
Stephen M. Johnson............................    137,733        172,117       1,028,133        633,553
David S. Aldridge.............................    211,637        175,668       1,595,385        564,232
Stewart H. Wahrsager..........................     46,999         96,084         358,302        312,129

------------------------

(1) Based upon the closing price of $13.875 of the Alpine Common Stock on April 30, 1999.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                                            -------------------
REMUNERATION                                                   15         20
------------                                                --------   --------
125,000...................................................   30,399     46,024
150,000...................................................   39,774     58,524
175,000...................................................   49,149     71,024
200,000...................................................   58,524     83,524
225,000...................................................   67,899     96,024
250,000...................................................   77,274    108,524
300,000...................................................   96,024    133,524
400,000...................................................  133,524    183,524
450,000...................................................  152,274    208,524
500,000...................................................  171,024    233,524

    Each executive officer is a participant in a Senior Executive Retirement Plan ("SERP"). The SERP is an unfunded defined benefit plan. Subject to vesting, each participant will be entitled to an annual retirement benefit upon reaching age 65 equal to 2.5 percent times his years of credited service (up to a maximum of 20 years), multiplied by his highest average cash compensation during any three consecutive years during the final five years of his employment, less primary social security benefits and certain other retirement benefits paid by the Company and other employers. As of April 30, 1999, the estimated years of credited service for each of the above-named executive officers were as follows:
Steven S. Elbaum, 19 years; Bragi F. Schut, 16 years; Stephen M. Johnson,
10 years; David S. Aldridge, 15 years; and Stewart H. Wahrsager, 8 years.

COMPENSATION OF DIRECTORS

    Effective January 1, 1999, the Company increased the annual retainer to $25,000 from $20,000 for directors who are not employees of the Company or otherwise compensated by the Company, together with expenses of attendance. The Company also increased to $1,500 from $1,000 the amount a non-employee director will receive for each meeting of the Board of Directors or of a committee of the Board attended ($2,000 for committee chairmen). A non-employee director with at least five years of service also receives, upon reaching age 70 and termination of service to the Company, a retirement benefit of $10,000 per year for 15 years after his retirement, payable to the director or the director's beneficiaries in the event of his death.

    In addition to increasing the annual retainer and per committee meeting fees, effective January 1, 1999, the Board adopted The Alpine Group, Inc. Stock Compensation Plan for Non-Employee Directors (the "Stock Compensation Plan"). Under the Stock Compensation Plan, non-employee directors of the Company will automatically receive 50 percent of the annual retainer in either restricted stock or stock options, as elected by the non-employee director. Each non-employee director may also elect to receive all or a portion of the remaining amount of the annual retainer, in excess of 50 percent of the annual retainer, and meeting fees in the form of restricted stock or stock options instead of in cash.

    Restricted stock and stock options that are attributable to the annual retainer will be granted as of the first business day of each quarter of the Company's fiscal year. Restricted stock and stock options that are attributable to meeting fees will be granted as of the date of the meeting of the Board and/or the committee of the Board with respect to which such grants relate. Shares to be issued under the Stock Compensation Plan will be made available only from issued shares of Alpine Common Stock reacquired by the Company and held in treasury until such time as the Stock Compensation Plan may be approved by the stockholders of the Company.

    The number of shares of restricted stock to be granted under the Stock Compensation Plan will be determined by dividing

        (1) the amount of the annual retainer or meeting fees that a non-employee director elected to receive in restricted stock, by

        (2)  the lesser of

           (a) 100 percent of the fair market value of the Alpine Common Stock on the first business day of the Company's fiscal year and

           (b) 100 percent of the fair market value of the Alpine Common Stock at the time of grant.

    The number of stock options to be granted under the Stock Compensation Plan will be determined by dividing

        (1) the amount of the annual retainer or meeting fees that a non-employee director elected to receive in stock options, by

        (2) the value of a stock option on the date of grant as determined by the Board, based on the purchase price per share of the Alpine Common Stock, a Black-Scholes option pricing model and such other factors as the Board deems appropriate.

    Stock options granted under the Stock Compensation Plan will have a purchase price equal to the lesser of:

        (1) 100 percent of the fair market value of the Alpine Common Stock on the first business day of the Company's fiscal year; and

        (2) 100 percent of the fair market value of the Alpine Common Stock on the date of grant.

    Each stock option granted under the Stock Compensation Plan will expire on the tenth anniversary of the date of grant.

    Awards of restricted stock and stock options under the Stock Compensation Plan will vest upon the earliest of the following to occur:

        (1)  the third anniversary of the date of grant;

        (2)  a non-employee director's death; and

        (3) a change in control of the Company, as defined in the Stock Compensation Plan.

    The Stock Compensation Plan is administered and interpreted by the Board of Directors.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of its executive officers. Pursuant to these agreements, during fiscal 1999, Mr. Elbaum served as Chairman of the Board and Chief Executive Officer at a base salary of $555,000, Mr. Johnson served as Executive Vice President and Chief Operating Officer at a base salary of $321,000, Mr. Schut served as Executive Vice President at a base salary of $278,000, Mr. Aldridge served as Chief Financial Officer at a base salary of $245,000 and Mr. Wahrsager served as Senior Vice President, General Counsel and Secretary at a base salary of $183,000. The agreements also provide for annual performance-based bonuses, participation in a performance-based, long-term incentive stock option award program and certain other benefits, including medical, dental and other insurance benefits. The agreements with Messrs. Elbaum and Schut also provide that they will serve on the Board of Directors of the Company, and Mr. Schut's agreement provides for the annuity described in footnote 10 to the Summary Compensation Table.

    Each employment agreement is for a term ending upon the occurrence of any of the following events: (i) notification by the executive or the Company to the other that he or it desires to terminate the employment agreement; (ii) death or disability of the executive; (iii) termination by the Company for "cause"; or
(iv) termination by the executive for "good reason". Generally, if an executive terminates his employment for "good reason" or the Company terminates his employment without cause, the executive is entitled to receive a severance payment equal to one to one and one-half times his annual salary and bonus for the prior year. In the event of termination of employment under other circumstances, including a "change in control" of the Company (which is defined as (i) the acquisition by a person or entity of 20 percent of the Company's voting securities, (ii) the occurrence of circumstances such that individuals who constituted the Company's Board of Directors as of April 26, 1996 no longer constitute a majority of the Company's Board of Directors, (iii) a transaction involving the sale of all or substantially all of the Company's assets or
(iv) certain other business combinations), each executive is entitled to varying benefits described in his employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Randolph Harrison, John C. Jansing and Ernest C. Janson, Jr. served on the Compensation Committee during fiscal 1999. There were no compensation committee interlocks or insider (employee) participation during fiscal 1999.

               EXECUTIVE COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Executive Compensation and Organization Committee (the "Compensation Committee") of the Board of Directors is comprised of three outside directors who are not officers or employees of the Company or its subsidiaries and are not eligible to participate in any of the plans or programs the Compensation Committee administers. In the opinion of the Board of Directors, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as Compensation Committee members. The Compensation Committee held three meetings during fiscal 1999.

    The Compensation Committee has three principal responsibilities:
(1) administering and approving all elements of compensation for existing and prospective executive officers of the Company and certain other senior management positions; (2) administering the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan, 1997 Stock Option Plan, Deferred Cash Account Plan and Deferred Stock Account Plan and approving the issuance of treasury stock options; and (3) monitoring the Company's executive management resources, structures, succession planning, selection, development and performance.

EXECUTIVE COMPENSATION POLICY AND PRACTICES

    The executive compensation policy of the Company is designed to attract, motivate and retain highly qualified executives, to reinforce strategic performance objectives through its use of incentive compensation programs and to align the interests of its executives with those of its stockholders.

    To support the implementation of this policy, the following principles provide a framework for the specific elements of the executive compensation program: (1) provide total compensation value competitive with that paid to qualified executives of companies which, like the Company, have a strong entrepreneurial business approach and environment; (2) maintain a significant portion of executives' total compensation value at risk as a result of being significantly impacted by both annual and long-term financial performance of the Company and the creation of stockholder value; (3) motivate executives to lead the Company from the perspective of owners with an equity stake.

    The Compensation Committee utilizes Frederic W. Cook & Co., Inc., an independent compensation consulting firm ("Cook & Co."), to provide objective and expert advice and assistance in the development of specific plans and programs consistent with the foregoing policy and principles.

    The executive compensation program consists of base salary, annual cash incentive awards and long-term incentive awards.

    The Compensation Committee's approach to base salary is to structure competitive salaries that are generally at the 50th percentile level relative to a peer group of companies. It is intended that base salary be a relatively modest element of total compensation. The Compensation Committee, with the guidance of Cook & Co., from time to time examines base salary levels of executives who are employed in similar positions in rapidly growing entrepreneurial public companies with similar sales and market capitalizations. The Compensation Committee did not increase executive base salary levels beyond a cost of living adjustment for fiscal 1999. Effective as of March 18, 1999, the Compensation Committee approved a Deferred Cash Account Plan in which an executive could elect to defer 10 to 100 percent of base salary for initial periods of between two to 15 years.

    Annual cash incentive awards are intended to link executive pay with performance in areas key to the Company's short-term operating objectives and successes consistent with the Company's strategic business plan. The annual cash bonus awards are weighted 75 percent to the achievement by the Company or its subsidiaries of certain objective performance targets, largely related to return on capital employed, and 25 percent to a subjective assessment of the individual's job performance. The Compensation Committee establishes financial performance targets for executives prior to the beginning of each fiscal year and can modify such targets based on the effect of external factors, such as acquisitions and/or divestitures, on the Company's operations. The Compensation Committee considers the input of the Company's Chief Executive Officer when setting goals for other executive officers. Financial performance targets are based upon the Company's historical performance, the business plan for the ensuing fiscal year and longer-term strategic objectives. All performance targets are set above normal expectations of performance. With respect to compensation payable for fiscal 1999, the Compensation Committee determined that cash incentive awards are payable to the executive officers of the Company, as reflected in the Summary Compensation Table.

    In addition, after consultation with Cook & Co., the Compensation Committee determined to pay discretionary cash and restrictive stock grant bonuses in respect of fiscal 1999 to all the executives indicated on the Summary Compensation Table, except where noted, in recognition of certain achievements of the Company during fiscal 1999, including: (1) the acquisition of Essex International Inc. by Superior TeleCom, thereby nearly quadrupling the annualized revenues of Superior TeleCom, significantly increasing profits and cash flow and establishing the largest wire and cable producer in North America and fourth largest in the world; and (2) the recapitalization of the Company's affiliate, PolyVision, and

PolyVision's acquisition of Alliance International Group Inc. Effective as of March 18, 1999 the Compensation Committee approved a Deferred Stock Account Plan under which the Compensation Committee required that a significant portion of each executive's discretionary bonus (40 percent for Mr. Elbaum and 30 percent for the other executives) be taken in the form of restricted stock in the Company, as reported in the Summary Compensation Table.

    Long-term incentive awards are designed to closely align executive interests with the longer-term interests of stockholders by encouraging equity participation. The Compensation Committee, with the concurrence of Cook & Co., determined these objectives could most effectively be accomplished by:
(1) structuring the value of long-term incentive grant levels between the 50th and 75th percentiles relative to a peer group of companies, with two-thirds of the value delivered through stock options (based on the Black-Scholes Option Pricing Model) and one-third of the value delivered through grants of restricted stock of the Company; and (2) delivering the stock option value by granting stock options in the Company and in two other publicly-traded companies in which the Company has a significant ownership interest. Consequently, in fiscal year 1999, 70 percent of the total stock option value was delivered in stock options of the Company, 20 percent in stock options of Superior TeleCom and 10 percent in stock options of PolyVision. The number of options granted to purchase such shares is reflected in the Summary Compensation Table.

    The Company's policy with respect to the deductibility limit of
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that it is appropriate.

FISCAL 1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The Compensation Committee determines the compensation for Steven S. Elbaum, the Company's Chairman of the Board of Directors and Chief Executive Officer. The Compensation Committee's determinations relative to base salary, annual cash incentive award and long-term incentive award for Mr. Elbaum are reported in the Summary Compensation Table. In making its determinations, the Compensation Committee sought and received advice from Cook & Co.

    The Compensation Committee's criteria for determining Mr. Elbaum's compensation are driven by three major factors: the competitive marketplace; the complexity inherent in leading the Company (with its multiple interests in publicly-traded companies); and, most importantly, his performance. In establishing the total compensation paid to Mr. Elbaum for fiscal 1999, the Compensation Committee considered the fact that he had significant responsibility as the Chairman and Chief Executive Officer of Superior TeleCom. Although Mr. Elbaum devoted a certain amount of time to matters related to Superior TeleCom, the Compensation Committee believes his total compensation from the Company for fiscal 1999 was appropriate and reasonable.

    During fiscal 1999, Mr. Elbaum received a base salary in accordance with his employment agreement. He also received an annual cash incentive award consisting of an annual cash bonus as well as a discretionary bonus. The annual cash bonus awarded to Mr. Elbaum was granted pursuant to the provisions of his employment agreement. As previously noted above, this annual cash bonus award is weighted 75 percent to the achievement by the Company of certain performance objectives and 25 percent to a subjective assessment of the individual's job performance. The Company achieved excellent operating results in fiscal 1999. With respect to job performance, in the Compensation Committee's judgment, the Chief Executive Officer fully satisfied all expectations. Also, as discussed previously in the Compensation Committee's report, a discretionary bonus was granted to executives of the Company including Mr. Elbaum in recognition of the fiscal 1999 achievements of the Company described above. Of this discretionary bonus, 60 percent of the total discretionary bonus awarded to the Chief Executive Officer was paid in cash as reflected in the Summary Compensation Table and 40 percent of his discretionary bonus was required by the Compensation Committee to be taken in the form of restricted stock of the Company vesting on the second anniversary of the award date.

    The Compensation Committee believes that during fiscal 1999 Mr. Elbaum continued to provide the leadership and vision that he has provided throughout his 15 years as Chairman and Chief Executive Officer and that he is being appropriately compensated in a manner that is consistent with the long-term interests of stockholders.

    The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Executive Compensation and Organization Committee during fiscal 1999:

                          Randolph Harrison, Chairman
                             Ernest C, Janson, Jr.
                                John C. Jansing

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total stockholder return on the Alpine Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Russell 2000 Index, (ii) a peer group of companies with market capitalizations similar to that of the Company (the "1999 Peer Group") and (iii) a peer group of companies which, for fiscal 1998, had market capitalizations similar to that of the Company (the "1998 Peer Group"). The Company compares its stockholder return on the Alpine Common Stock with that of issuers with similar market capitalizations because it cannot reasonably identify a peer group engaged in the same lines of business as the Company during the five-year period covered by the graph. The returns of each of the peer group of companies are weighted on a market capitalization basis at the time of each registered data point. The 1998 Peer Group consists of the following companies: Dime Community Bancorp, Inc.; Dura Automotive
Systems Inc.; Handleman Company; InterDigital Communications; Party City Corp.; Plains Resources, Inc.; Sovran Self Storage, Inc.; Veeco Instruments, Inc.; and Ventana Medical Systems, Inc. For fiscal 1999, the Company is changing its peer group to the following 1999 Peer Group, whose market capitalizations more closely reflect the current market capitalization of the Company: Centennial Bancorp; CTC Communications Group Inc.; Dames & Moore Group; Emerald Financial Corp.; Gliatech Inc.; Hypercom Corp.; Information Resources Inc.; Kellstrom Industries Inc.; Rare Hospitality International Inc.; and A. O. Smith Corp. In accordance with the rules and regulations of the Securities and Exchange Commission, both the 1998 Peer Group and the 1999 Peer Group are included in the performance graph for this fiscal year but, in future years, the 1998 Peer Group will no longer be included.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             AMONG THE ALPINE GROUP, INC., THE RUSSELL 2000 INDEX,
                  THE 1999 PEER GROUP AND THE 1998 PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      THE ALPINE GROUP, INC.  OLD PEER GROUP  RUSSELL 2000  1999 PEER GROUP
4/94                    $100            $100          $100             $100
4/95                     $78            $116          $107               94
4/96                     $92            $113          $143              111
4/97                    $189            $108          $143              104
4/98                    $426            $173          $203              152
4/99                    $284            $142          $184              129

* $100 invested on 4/30/94 in stock or index--including reinvestment of dividends.

    Fiscal year ending April 30.

CERTAIN TRANSACTIONS

    On October 2, 1996, in connection with a reorganization of its subsidiaries, the Company entered into an agreement (as amended and extended to date, the "Services Agreement") with Superior TeleCom. Pursuant to the Services Agreement, the Company provides certain financial, audit and accounting, corporate finance and strategic planning, legal, treasury, insurance and administrative services to Superior TeleCom for a per annum fee of $2.7 million, in addition to reimbursement of incidental costs and expenses incurred in connection with the Company's provision of such services. Such annual fee is estimated to reflect commercially reasonable costs for the services provided.

    In connection with the foregoing reorganization, Superior TeleCom also entered into an employment agreement with Steven S. Elbaum, pursuant to which Mr. Elbaum provides his services as Chairman of the Board and Chief Executive Officer of Superior TeleCom for an indefinite term at an annual base salary of $175,000, as adjusted annually for increases in the Consumer Price Index, and an annual bonus payable at the discretion of the Board of Directors of Superior TeleCom. Mr. Elbaum's employment agreement with Superior TeleCom contains customary terms and provisions with respect to termination and other matters.

    Pursuant to their employment agreements with the Company, Steven S. Elbaum, Chairman of the Board and Chief Executive Officer of the Company, Stephen M. Johnson, Executive Vice President and Chief Operating Officer of the Company, Bragi F. Schut, Executive Vice President of the Company, and Stewart H. Wahrsager, Senior Vice President, General Counsel and Secretary of the Company, were loaned by the Company approximately $398,000, $188,600, $105,000 and $71,000, respectively, in respect of the tax consequences of certain restricted stock awards. The indebtedness, which was outstanding as of October 31, 1999, bears interest at the annual rate of 5.96 percent.

    As of July 15, 1998, the Compensation Committee determined that a $300,000 loan (which bears interest at the prime rate plus one-half percentage point) made by the Company in June 1987 to Steven S. Elbaum to finance Mr. Elbaum's exercise of certain stock options would be forgiven over a period of four years, provided that if Mr. Elbaum voluntarily ceases his employment with the Company at any time during such period, the then outstanding balance of the loan and interest thereon would be immediately due and payable. Mr. Elbaum will pay all taxes relating to any cancellation of indebtedness income arising out of the forgiveness of the loan. In addition, as of October 31, 1999, Mr. Elbaum owed the Company approximately $14,000, which indebtedness bears interest at the prime rate.

    In November 1998, in connection with the acquisition by PolyVision of Alliance International Group Inc., the Company exchanged approximately
$25.2 million in liquidation value of PolyVision's 8 percent Series A Preferred Stock (plus accrued dividends) and a loan receivable from PolyVision of approximately $7.4 million for 5.3 million shares of PolyVision Common Stock and approximately $12.4 million in liquidation value of PolyVision's Series B Convertible Preferred Stock. As part of this transaction, the Company also acquired $5.0 million in liquidation value of PolyVision's Series C Convertible Preferred Stock for cash and received a further $0.5 million in liquidation value of PolyVision's Series B Convertible Preferred Stock and 200,000 shares of PolyVision Common Stock for professional services rendered to PolyVision in connection with its acquisition. The aforementioned recapitalization resulted in the Company's common share equity ownership in PolyVision increasing to 48 percent from 17 percent. Mr. Elbaum is the Chairman of the Board of PolyVision and is the beneficial owner of in excess of 10 percent of PolyVision Common Stock.

    The Company has a consulting agreement with James R. Kanely, a current director and a former officer of the Company, which provides for the payment to Mr. Kanely of a $10,000 per month consulting fee until October 2000. The consulting agreement also provides that Mr. Kanely is entitled to (i) receive health and medical benefits, (ii) continue participation under a supplemental executive retirement plan maintained by a subsidiary of Superior TeleCom and
(iii) receive an annuity of $34,700 per year for 15 years, commencing in 2001, all substantially in accordance with the terms of his former employment agreement with the Company. In consideration of the termination of this employment agreement in November 1995, the Company made a one-time payment to Mr. Kanely of $610,000.

    The Company invests in an investment fund for which Mikhail A. Filimonov, the Chairman, Chief Executive Officer and Chief Investment Officer of Alexandra Investment Management, Ltd. ("AIML"), acts as investment advisor. AIML beneficially owns in excess of five percent of Alpine Common Stock. During the fiscal year ended April 30, 1999, the Company paid fees of $107,000 to AIML for investment advisory services in respect of such fund.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of the reports and representations furnished to the Company during the last fiscal year, the Company believes that each of the persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, was in compliance with all applicable filing requirements with respect to the Company's most recent fiscal year.

        PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, to audit the books and records of the Company for the current fiscal year. The affirmative vote of the holders of a majority in voting power of the shares of the Alpine Common Stock and the 9% Preferred Stock present, or represented, and entitled to vote at the meeting, voting as a single class, will be required to ratify the appointment of Arthur Andersen LLP as independent certified public accountants of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

    Representatives of Arthur Andersen LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

    The Company's Board of Directors does not know of any other matters that may be brought before the meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                 MISCELLANEOUS

    It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to mark, sign and date the accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company by April 30, 2000 in order to be considered for inclusion in the Company's proxy statement relating to such meeting.

                                          By Order of the Board of Directors,

                                          Stewart H. Wahrsager

                                          SECRETARY

New York, New York
November 15, 1999

                             THE ALPINE GROUP, INC.
                  1790 BROADWAY, NEW YORK, NEW YORK 10019-1412
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Steven S. Elbaum, Bragi F. Schut and Stewart H. Wahrsager, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Capital Stock of The Alpine Group, Inc. (the "Company") held of record by the undersigned on November 10, 1999 at the Annual Meeting of Stockholders to be held on December 15, 1999 or any adjournments or postponements thereof.

            (CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE)

                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

|X|  Please mark your
     votes as in this
     example using
     dark ink only.

                 GRANT authority   WITHHOLD authority
                 to vote for the     to vote for the
                   one nominee         one nominee
1.   ELECTION                                           Nominee: John C. Jansing
     OF ONE            |_|                |_|
     DIRECTOR

STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE BY DRAWING
A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE. ANY PROXY EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEE SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

                                                  FOR    ABSTAIN  AGAINST
2.   Ratification of the appointment of
     Arthur Andersen LLP as the independent       |_|      |_|      |_|
     certified public accountants of the
     Company.

3.   Authority to vote in their discretion on     |_|      |_|      |_|
     such other business as may properly
     come before the meeting

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named above.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

_____________________  ______________________________  ________________________
      Signature          Signature, if held jointly      Title, if applicable

Date_______, 1999

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.